UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2006
EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton Center Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)
(216) 523-5000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
2006 Actions Under Incentive Compensation Plans
1. On February 21, 2006, the Compensation and Organization Committee of the Board of Directors of the registrant (the “Committee”) established corporate performance criteria for bonuses to be earned in 2006 and payable in 2007 to all officers and approximately 1400 other employees under the registrant’s Executive Incentive Compensation Plan (the “EIC Plan”). A copy of the EIC Plan as currently in effect will be filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2005. The corporate performance criteria established for 2006 are specific Cash Flow Return on Gross Capital and Earnings Per Share targets, weighted equally. Bonus awards for 2006, if any, payable under the EIC Plan will be based on the registrant’s performance in 2006 against these criteria, as well as a discretionary assessment of each participant’s performance in 2006. The individual incentive targets approved for the Chief Executive Officer and each of the four next most highly compensated officers of the registrant, as reported in the registrant’s 2005 Proxy Statement, range from 70% to 105% of such officers’ base salaries.
2. Also on February 21, 2006, the Committee established individual incentive targets for each of the registrant’s officers for the 2006 – 2009 Award Period under the registrant’s Executive Strategic Incentive Plan I and II (the “ESI Plans”). The 2006 targets established for the five most highly compensated officers referred to above range from $425,000 to $1,800,000. Copies of the ESI Plan are filed as Exhibits to the registrant’s Form 10-K for the year ending December 31, 2002. Awards, if any, for the 2006-2009 Award Period under the ESI Plans will be paid in cash (unless the participant previously filed a deferral election with the registrant)to approximately 90 key employees, including each of the registrant’s officers, in 2010. The actual amount of the awards will depend upon the performance of the registrant against corporate objectives to be established by the Committee and to a discretionary assessment of the participant’s performance over the four-year award period. The registrant will report the adoption of the corporate objectives for the 2006-2009 Award Period on a subsequent Report on Form 8-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation

Date: February 27, 2006	/s/ M. M. McGuire

M. M. McGuire Vice President and General Counsel